Exhibit 99.5

CONSENT OF JEFFERIES BROADVIEW

Board of Directors
New Motion, Inc.
42 Corporate Park, Suite 250
Irvine, California 92606

We hereby consent to the use of our opinion letter dated September 25, 2007 to the Board of Directors of New Motion, Inc. (“New Motion”) included as Annex C to the Proxy Statement/Prospectus which forms a part of Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 relating to the proposed merger of New Motion and Traffix Inc., and to references to such opinion in such Proxy Statement/Prospectus in the Notice to New Motion stockholders and under the captions “Summary — The Merger — Opinion of Financial Advisor to New Motion,” “Background of the Transaction — Historical Background,” “Reasons for the Merger Specific to New Motion” and “The Merger — Opinion of New Motion’s Financial Advisor.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

JEFFERIES BROADVIEW,
a division of Jefferies & Company, Inc.

New York, NY
January 16, 2008